Jason Pospichal Named Chief Lending Officer at The National Bank of Blacksburg

Blacksburg, Virginia, March 25, 2026 – National Bankshares, Inc. (Nasdaq: NKSH), the parent company of The National Bank of Blacksburg (“National Bank”), is pleased to announce that Jason Pospichal has been appointed Executive Vice President and Chief Lending Officer. Mr. Pospichal will lead the bank’s commercial lending teams and consumer loan program with a focus on sustainable relationship growth across multiple market regions.

Mr. Pospichal will assume his new role upon the departure of the bank’s current Chief Lending Officer, Paul Mylum.

National Bank President and CEO, Lara Ramsey, commented, “Jason has been a key contributor to our success for over 30 years. His dedication to our customers, his deep knowledge of lending and banking, and his proven leadership skills are ideally suited to the role of Chief Lending Officer. I’m excited to work with Jason as a member of our executive team, and we look forward to his continued contributions to the growth and success of the bank.”

Mr. Pospichal joined National Bank while attending college at Virginia Tech in 1993. He went on to manage the bank’s credit card department before being named Bank Card Officer in 2000. Mr. Pospichal was promoted to Vice President of Loans in 2007 and was named Senior Vice President of Loans in 2015.

Mr. Pospichal earned his Bachelor of Science Degree at Virginia Tech and is a graduate of the Virginia Bankers Association’s School of Bank Management and the American Bankers Association’s Stonier Graduate School of Banking and Wharton Leadership Certificate program. He is an active member of the Blacksburg community where he lives, and serves as a Board member and Treasurer of The Lyric Council, Inc., a Board member of the Blacksburg Museum and Cultural Foundation, a Finance Committee member of the Blacksburg Partnership, and is a Finance Committee member and a past Board member of Warm Hearth, Inc.

Mr. Pospichal and his wife, Linda, live in Blacksburg and have two adult sons.

About The National Bank of Blacksburg

Founded in Blacksburg, Virginia, in 1891, The National Bank of Blacksburg is a community bank with 28 full-service offices and one loan production office located throughout southwest, western, and central Virginia. The bank’s Blacksburg-based holding company, National Bankshares, Inc. (Nasdaq: NKSH), has over $1.8 billion in assets. To learn more about National Bank, visit www.nbbank.com.

For more information, please contact:

Lara E. Ramsey, President & CEO

(540) 951-6250 lramsey@nbbank.com